Exhibit 4.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         GLOBAL BUSINESS RESOURCES, INC.

             Under Section 242 of the Delaware General Business Law

         Global Business Resources, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), does hereby certify that:

         1. The name of the Corporation prior to the filing of this Certificate of Amendment is Global Business Resources, Inc.

         2. The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation to Infinium Labs, Inc. by amending Article FIRST thereof to read as follows:

         FIRST:  The name of this Delaware corporation is:  Infinium Labs, Inc.

         3. The Certificate of Incorporation of the Corporation is further amended to add certain provisions governing the operations and affairs of the Corporation by adding new Articles EIGHTH through TWELFTH to read as follows:

         EIGHTH: The business and affairs of the Corporation shall be under the direction of a board of directors (the "Board of Directors"), and election of directors need not be by written ballot unless and to the extent the By-laws of the Corporation so provide.

         NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal from time to time the By-Laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation of the Corporation.

         TENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         ELEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or as hereafter prescribed by law, and all rights, preferences, and privileges conferred upon stockholders, directors, and officers by or pursuant to this Certificate of Incorporation in its present form or as hereafter amended are subject to the rights reserved in this Article.

         TWELFTH: In the event that any provision (or portion thereof) of this Certificate of Incorporation shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Certificate of Incorporation shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Certificate of Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders notwithstanding any such finding.

         4. This Certificate of Amendment and the amendments of the Certificate of Incorporation contained herein were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chairman and President this 24th day of December 2003.



                                Global Business Resources, Inc.


                                By: /s/ Peter J. Goldstein
                                    -------------------------------------------
                                    Peter J. Goldstein, Chairman and President